SCHEDULE 14A
                               (RULE 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check appropriate box:
|_|  Preliminary Proxy Statement
                                             |_| Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            NIAGARA CORPORATION
              ------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                               Not Applicable
  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of filing fee (Check the appropriate box):
|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

        |_| Fee paid previously with preliminary materials.

        |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

            (1) Amount Previously Paid:

            (2) Form, Schedule or Registration Statement No.:

            (3) Filing Party:

            (4) Date Filed:



                            NIAGARA CORPORATION

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Niagara Corporation, a Delaware corporation (the "Company"), will be held at the offices of M&T Bank, 350 Park Avenue, 6th Floor, New York, New York 10022, on Tuesday, June 13, 2000, at 10:00 a.m. local time for the following purposes:

            1. To elect a Board of six Directors, each to serve until the next Annual Meeting or until a successor shall have been duly elected and qualified;

            2. To ratify and approve the appointment of BDO Seidman LLP as independent accountants for 2000; and

            3. To transact such other business as may properly come before the Annual Meeting.

      The Board of Directors has fixed the close of business on May 5, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

      Stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please complete, date and sign the enclosed proxy and return it promptly in the self-addressed stamped envelope provided. If you attend the Annual Meeting, you may withdraw your proxy and vote in person if you so desire.



                                    By Order of the Board of Directors,

                                    GILBERT D. SCHARF
                                    Secretary

New York, New York
May 15, 2000






                            NIAGARA CORPORATION
                             667 MADISON AVENUE
                                 11TH FLOOR
                          NEW YORK, NEW YORK 10021
                               (212) 317-1000

                              PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS

      This Proxy Statement is furnished to the stockholders of Niagara Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors (the "Board of Directors" or the "Board") for use at the Annual Meeting of Stockholders scheduled to be held on Tuesday, June 13, 2000, at 10:00 a.m. local time at the offices of M&T Bank, 350 Park Avenue, 6th Floor, New York, New York 10022 (with any adjournment or postponement thereof, the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting and the accompanying form of proxy are first being mailed to stockholders on or about May 16, 2000.

      All stockholders of the Company are invited to attend the Annual Meeting. Due to limited seating capacity, persons who are not stockholders of the Company may attend the Annual Meeting only if invited by the Board. If you are a stockholder of the Company but not a holder of record, you must bring proof of beneficial ownership (e.g., a current broker's statement) in order to be admitted to the Annual Meeting.

      Shares of the Company's Common Stock, par value $.001 per share ("Common Stock"), represented by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, shares represented by such proxies will be voted (i) "FOR" the election of the six nominees to the Board of Directors and (ii) "FOR" ratification and approval of BDO Seidman LLP as independent accountants for 2000. The Board of Directors is not aware of any other matter which is to come before the Annual Meeting; if any other matter is properly presented for consideration, the persons named in the enclosed proxy will have discretion to vote on such matters in accordance with their best judgment.

      Any proxy given pursuant to this solicitation can be revoked by the person giving such proxy at any time before it is voted. Proxies can be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company before the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although presence at the Annual Meeting without further action will not revoke a proxy). Any written notice revoking a proxy should be sent to: Niagara Corporation, Attention: Secretary, 667 Madison Avenue, New York, New York 10021, or hand delivered to the Secretary at or prior to the vote at the Annual Meeting.

      The Board of Directors has fixed the close of business on May 5, 2000 as the record date for the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date are entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, 8,738,246 shares of Common Stock were issued and outstanding. On all matters voted upon at the Annual Meeting, holders of shares of Common Stock vote as a single class, with each record holder entitled to one vote per share.

      The presence, in person or by properly executed proxy, of holders of a majority of outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. A stockholder who abstains from a vote on a particular matter by registering an abstention will be deemed present at the Annual Meeting for quorum purposes, but will not be deemed to have voted on such matter. Proxies relating to "street name" shares voted by brokers on a discretionary basis on certain proposals will be treated as present for quorum purposes on all proposals, but will not be entitled to vote on any proposal as to which the broker does not have discretionary voting power and has not received instructions from the beneficial owner ("broker non-votes").


                     PROPOSAL 1: ELECTION OF DIRECTORS

      The Board of Directors has nominated six candidates for election at the Annual Meeting. Each nominee currently serves as a director of the Company. The directors elected at the Annual Meeting will hold office until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

      If a quorum is present, those nominees receiving a plurality of the votes cast at the Annual Meeting will be elected as directors. A "plurality" means that the nominees who receive the greatest number of votes present or represented by proxy are elected as directors, up to six directors. Any shares not voted "FOR" a particular director (whether as a result of a direction to withhold authority or a broker non-vote) will not be counted to determine a plurality.

      Unless otherwise specified, shares represented by properly executed and returned proxies will be voted "FOR" the nominees listed below. Each nominee has consented to being named in the proxy statement and to serve if elected. If, prior to the Annual Meeting, any nominee becomes unavailable for election, which is not anticipated, the persons named in the enclosed proxy will have full discretion to vote or refrain from voting for any other person in accordance with their best judgment.

NOMINEES FOR ELECTION

      Certain information with respect to the nominees for election as directors is set forth below.

      MICHAEL J. SCHARF, 57, has been the Chairman of the Board, President and Chief Executive Officer of the Company since its inception in 1993. He has also served as the Chairman of the Board and Chief Executive Officer of Niagara Cold Drawn Corp, which subsequently changed its name to Niagara LaSalle Corporation ("Niagara LaSalle"), and LaSalle Steel Company ("LaSalle"), since the dates of their acquisition by the Company and Niagara LaSalle, respectively, and currently holds various other positions with such subsidiaries. Since March 1999, Mr. Scharf has also been the Chairman of the Board and a director of Niagara LaSalle (UK) Limited ("Niagara UK"), a subsidiary of the Company which acquired eight steel bar businesses in the United Kingdom during May 1999. Since August 1994, Mr. Scharf has been a director of Maxcor (see below), and until August 1997, was also a Vice President of Maxcor and its Secretary and Treasurer. Since December 1997, Mr. Scharf has been a director of Worlds Inc., a development stage company which designs, develops and markets three-dimensional music-oriented Internet sites, and until April 1999, was also its Chairman of the Board. Since August 1989, Mr. Scharf also has been a private investor. From October 1983 to August 1989, he was the Chairman and Chief Executive Officer of Edgcomb Steel of New England, Inc. and its successor corporation, Edgcomb Corporation, which was, from 1984 to 1989, one of the largest independent metals service center and distribution companies in the United States. Mr. Scharf received an A.B. degree from Princeton University and an M.B.A. from the Harvard Business School.

      GILBERT D. SCHARF, 52, has been the Secretary and a director of the Company since its inception, and until March 1998, was also a Vice President of the Company and its Treasurer. He has also served as a director of Niagara LaSalle and LaSalle since the dates of their acquisition by the Company and Niagara LaSalle, respectively. Since August 1994, Mr. Scharf has been the Chairman of the Board, President and Chief Executive Officer of Maxcor Financial Group Inc., a holding company with operating subsidiaries in the financial services industry ("Maxcor"), and currently holds the same positions with Euro Brokers Investment Corporation, a financial services company and subsidiary of Maxcor, as well as of a number of its subsidiaries. Since 1989, Mr. Scharf also has been a private investor and the Chairman of Scharf Advisors, Inc. Mr. Scharf received a B.A. degree from Duke University.

      FRANK ARCHER, 63, has been a director of the Company since May 1998. Mr. Archer has been the President and a director of Niagara LaSalle since its formation in 1986 and the President and a director of LaSalle since April 1997 when it was acquired by Niagara LaSalle. Mr. Archer received a Certificate in Tool and Die Design from the Cleveland Engineering Institute and an Associates degree from John Carroll University. He also attended the Advanced Management Program at the Harvard Business School.

      GERALD L. COHN, 71, has been a director of the Company since its inception. Mr. Cohn is a private investor who, since 1968, has been involved in the financing and acquisition of companies, including AgMet, Inc., a refiner of precious metals and a recycler of ferrous and non-ferrous metals, Cadillac Cable Corp., a multi-plant manufacturer of copper and aluminum building wire, Pepco, Inc., a ferrous and non-ferrous metal recycler and ferrous stevedoring and shipping company, and DVI, Inc., a health service finance company for which Mr. Cohn currently serves as a financial advisory consultant and a director. He is also a director of Diametrics Medical, Inc. and Frazier Healthcare Investments, L.P. Mr. Cohn attended Penn State University.

      ANDREW R. HEYER, 42, has been a director of the Company since its inception. Between February 1990 and August 1995, Mr. Heyer was a Managing Director and co-head of the Argosy Group L.P., a financial advisory firm. Since August 1995, Mr. Heyer has been a Managing Director of CIBC World Markets Corp. (formerly CIBC Oppenheimer Corp.), an investment banking firm. He is also the Chairman of Hain Food Group, Inc. and a director of Hayes Lemmerz International, Inc., Fairfield Corporation and Spectrasite Holdings, Inc. Mr. Heyer received a B.S. degree and an M.B.A. from the Wharton School of the University of Pennsylvania.

      DOUGLAS T. TANSILL, 61, has been a director of the Company since March 1998. From December 1994 through August 1998, Mr. Tansill was a Managing Director, and since August 1998 he has been an Advisory Director, in the Investment Banking Division at Paine Webber Incorporated, an independent national securities firm. Prior to December 1994, Mr. Tansill was a Managing Director of Kidder, Peabody and Co. Incorporated and from May 1987 to December 1994 was a member of the board of directors of such firm. Mr. Tansill received a B.A. degree from Trinity College and an M.B.A. from the Harvard Business School.

COMMITTEES, MEETINGS, AND COMPENSATION OF THE BOARD OF DIRECTORS

      During 1999, the Board of Directors met seven times. All incumbent directors attended at least 75% of the meetings of the Board and Committees on which they serve.

      The Board of Directors has Audit and Compensation Committees. The Audit Committee is currently comprised of Messrs. Heyer (Chairman), Cohn and Tansill. Until April 2000, the Audit Committee was comprised of Messrs. Michael Scharf (Chairman), Heyer and Cohn. The Audit Committee recommends to the Board of Directors the accounting firm to be appointed as independent accountants for the Company; reviews with the Company's management and independent accountants the Company's operating results; and reviews with the Company's independent accountants the scope and results of the audit and the adequacy of the Company's internal accounting procedures and systems. The Audit Committee met once during 1999.

      The Compensation Committee is comprised of Messrs. Cohn (Chairman) and Tansill and considers and makes recommendations to the Board of Directors on matters relating to the cash and non-cash compensation of executive officers of the Company and also administers the Company's 1995 Stock Option Plan (the "Option Plan") and Employee Stock Purchase Plan, which plans were approved by the Company's stockholders in May 1996 and July 1998, respectively. The Compensation Committee met three times during 1999.

      The members of the Board of Directors are compensated in a manner and at a rate determined from time to time by the full Board. Since 1996, the Company has granted non-qualified stock options to its outside directors as compensation for their service as a director. On January 28, 1999, each member of the Board of Directors, other than Michael Scharf and Frank Archer, received as compensation for his service as a director, a non-qualified stock option (collectively, the "Director Options") to purchase 10,000 shares of Common Stock exercisable at $5.875 per share. Each Director Option became exercisable as to 2,000 of the underlying shares on the date of grant and becomes exercisable as to an additional 2,000 of the underlying shares on each of the first through fourth anniversaries of the date of grant, provided the holder is then serving as a director of the Company. Upon a "change in control" of the Company (as defined in the Option Plan), each Director Option will become exercisable in full.

      The Company maintains directors and officers liability insurance which insures directors and officers of the Company and its subsidiaries against certain liabilities incurred by them while serving in such capacities, and reimburses the Company and its subsidiaries for certain indemnification payments made by them to their directors and officers. This policy extends through March 12, 2001 at a total premium of $215,000. No claims have been made under this policy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Andrew Heyer, a current director and nominee for election as a director of the Company, is a Managing Director of CIBC World Markets Corp. which has provided investment banking and financial advisory services to the Company and Niagara LaSalle prior to 1999. CIBC World Markets Corp. is a subsidiary of CIBC Inc., which is one of five banks who are parties to a $90 million revolving credit and term loan agreement with Niagara LaSalle and LaSalle, the obligations of which are guaranteed by the Company. CIBC Inc.'s commitments under this credit agreement total $20 million. In addition, CIBC Inc. issued a (pound)9.8 million (approximately $15.7 million) standby letter of credit on May 21, 1999 which indirectly secured Niagara UK's obligations under a (pound)19.8 million (approximately $31.7 million) bank facilities agreement guaranteed by the Company and entered into in connection with Niagara UK's acquisition of eight U.K. steel bar businesses. This letter of credit expired on December 31, 1999.

      On December 5, 1997, the Company loaned Gilbert Scharf $600,000, the proceeds of which were used by him to exercise Redeemable Common Stock Purchase Warrants of the Company, which, having been called for redemption, were not exercisable after December 11, 1997. The loan was evidenced by a Promissory Note (the "Original Note") executed by Mr. Scharf in favor of the Company and due on December 4, 1998. Interest on the unpaid principal amount of the Original Note accrued at 5.68% per annum. The Original Note required installment payments of principal following the sale of shares of Common Stock by Mr. Scharf in amounts equal to the proceeds from such sales. In addition, the Original Note permitted prepayments of principal without premium or penalty. During December 1998, the Company extended the maturity date of the Original Note by one year and Mr. Scharf paid $100,000 of principal and all accrued interest due thereunder. All other terms of the Original Note remained the same. The foregoing were reflected in an Amended and Restated Promissory Note dated December 15, 1998 and due on December 4, 1999 (the "Amended Note") issued by Mr. Scharf to the Company in exchange for the Original Note. During December 1999, Mr. Scharf paid the Company all amounts due on the Amended Note. Mr. Scharf is the Secretary, a current director and a nominee for election as a director of the Company, and until March 1998, was a Vice President of the Company and its Treasurer.

      Michael Scharf and Gilbert Scharf are brothers. There are no other family relationships among the Company's directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities ("10% stockholders") to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and changes in ownership in the Company's equity securities and to furnish the Company with copies of all such forms. Based solely on its review of copies of such forms received by it, and written representations that no other reports were required, the Company believes that all such Section 16(a) filing requirements applicable to its directors, officers and 10% stockholders with respect to the Company's fiscal year ended December 31, 1999 and its prior fiscal years were complied with on a timely basis.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE SIX NOMINEES LISTED ABOVE AS DIRECTORS.


       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Set forth below is certain information concerning beneficial ownership of Common Stock as of May 5, 2000 by (i) each director of the Company, (ii) each Named Executive Officer (as defined below), (iii) all directors and executive officers of the Company as a group and (iv) based on filings with the SEC made through May 5, 2000, persons known by the Company to be the beneficial owners of 5% or more of the outstanding shares of Common Stock.


                                                           PERCENTAGE
         NAME (1)                 NUMBER OF SHARES (2)  BENEFICIALLY OWNED (3)
         ----                     ----------------      -----------------
Michael J. Scharf.................   1,519,200(4)             16.8%
Gilbert D. Scharf.................     576,700(5)              6.6%
Raymond Rozanski..................     266,250(6)              3.0%
Frank Archer......................     260,000                 2.9%
Andrew R. Heyer...................      58,500                  *
Gerald L. Cohn....................      45,000                  *
Douglas T. Tansill................      32,000                  *
Marc J. Segalman .................      30,000                  *
All directors and executive
  officers as a group
  (eight persons).................   2,787,650                28.7%
Dimensional Fund Advisors
  Inc. (7)........................     493,900                 5.7%
-------------
*  Less than 1%


(1) The address of each stockholder, other than Dimensional Fund Advisors Inc. ("Dimensional"), is c/o Niagara Corporation, 667 Madison Avenue, 11th Floor, New York, New York 10021. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(2) Includes shares of Common Stock issuable upon the exercise of stock options held by the stockholder that are currently exercisable or exercisable within 60 days ("Exercisable Options"). Beneficial Ownership of Exercisable Options is as follows: Michael J. Scharf -- 300,000; Gilbert D. Scharf -- 35,000; Raymond Rozanski -- 260,000; Frank Archer -- 260,000; Andrew R. Heyer -- 35,000; Gerald L. Cohn -- 35,000; Douglas T. Tansill -- 12,000; Marc J. Segalman -- 30,000; and all directors and executive officers as a group -- 967,000.

(3) Based upon 8,738,246 shares of Common Stock outstanding as of May 5, 2000, plus any shares of Common Stock issuable upon the exercise of Exercisable Options held by the stockholder (but not by any other stockholder).

(4) Includes 205,000 shares of Common Stock held by the Michael J. Scharf 1987 Grantor Income Trust and 194,500 shares of Common Stock held by the Scharf Family 1989 Trust. Michael Scharf is trustee of both of these trusts.

(5) Includes 238,700 shares of Common Stock held by the Gilbert D. Scharf Living Trust, of which Gilbert Scharf is the sole trustee.

(6) Includes 6,250 shares of Common Stock held by a trust for the benefit of Mr. Rozanski's children, of which Mr. Rozanski's wife is trustee. Mr. Rozanski disclaims beneficial ownership of such shares.

(7) Information with respect to Dimensional and its holdings of Common Stock is based on Dimensional's Schedule 13G filed with the SEC on February 3, 2000.


                     EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is certain information with respect to each of the executive officers of the Company who is not also a director or director nominee of the Company.

     RAYMOND ROZANSKI, 54, has been a Vice President and the Treasurer of the Company since March 1998, Executive Vice President, Secretary, Treasurer and a director of Niagara LaSalle since its formation and Executive Vice President, Treasurer and a director of LaSalle since it was acquired by Niagara LaSalle. Mr. Rozanski has also been the Secretary and a director of Niagara UK since March 1999. Mr. Rozanski received a B.S. degree in Business Administration from the State University of New York at Buffalo.

     MARC J. SEGALMAN, 41, has been a Vice President and the General Counsel of the Company since September 1997, and since March 2000, has been an Executive Vice President and the General Counsel of Niagara LaSalle and LaSalle. From October 1987 to August 1997, Mr. Segalman was an attorney in the mergers and acquisitions group of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Segalman received an A.B. degree from Dartmouth College and a J.D. degree from the Boston University School of Law.


                           EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes compensation paid by the Company and its subsidiaries during each of the last three fiscal years to its Chief Executive Officer and its other executive officers as of December 31, 1999 (collectively, the "Named Executive Officers").

   Executive Officer      Year    Annual Compensation     Long-Term Compensation
   -----------------      ----    -------------------      Securities Underlying      All Other
                                 Base Salary   Bonus(1)   Options (No. of Shares)   Compensation(2)
                                 -----------   -----      -----------------------   ---------------
Michael J. Scharf         1999   $ 480,000         --            600,000               $  11,857
  Chairman, Chief         1998   $ 480,000     $ 200,000            --                 $  12,074
  Executive Officer       1997   $ 400,000(3)  $ 200,000         100,000               $   2,270
  and President

Frank Archer(4)           1999   $ 225,000         --            100,000               $  12,000
  President of Niagara    1998   $ 225,000     $ 150,000            --                 $  13,940
  LaSalle and LaSalle

Raymond Rozanski(5)       1999   $ 225,000         --            100,000               $  12,000
  Vice President and      1998   $ 225,000     $ 150,000            --                 $  13,904
  Treasurer

Marc J. Segalman (6)      1999   $ 225,000         --               --                 $  12,000
  Vice President and      1998   $ 225,000     $  50,000          25,000(7)            $   6,882
  General Counsel         1997   $  75,000         --             50,000               $     406

------------------

(1)  Paid in subsequent year.

(2) Amounts include (i) employer matching and additional contributions under the Niagara/LaSalle 401(k) Retirement Savings Plan equal to a 100% match for the first 3% of employee contributions, a 50% match for the next 2% of employee contributions and an additional employer contribution equal to 2% of earnings, subject, in each case, to certain limitations, (ii) annual premiums ranging from $406 to $1,624 on life insurance policies providing coverage for such officers of two times annual salary, up to a maximum of $250,000 and (iii) annual premiums ranging from $329 to $1,283 on long-term disability policies providing for, in the event of disability, two-thirds of monthly earnings, up to a maximum of $4,500 per month. Certain perquisites and other personal benefits that aggregate in each case to less than the lesser of either $50,000 or 10% of the Named Executive Officer's annual salary and bonus have been omitted pursuant to Item 402(b)(2)(iii)(C)(1) of Regulation S-K.

(3) Based on an annual salary of $480,000 set by the Compensation Committee in April 1997, effective May 1, 1997.

(4) Mr. Archer became an executive officer of the Company (for purposes of the SEC's applicable rules) in March 1998.

(5) Mr. Rozanski became a Vice President of the Company and its Treasurer in March 1998.

(6) Mr. Segalman became a Vice President of the Company and its General Counsel in September 1997. His compensation for 1997 relates to a partial year (reflecting an annual base salary of $225,000).

(7) Reflects the repricing on December 15, 1998 of an option granted on September 8, 1997.


STOCK OPTION GRANTS

      The following table sets forth certain information concerning stock options granted during 1999 to the Named Executive Officers. All such options were granted under the Company's 1995 Stock Option Plan.


                                             STOCK OPTION GRANTS IN 1999

                                                                                       Potential Realizable Value
                     Number of           % of Total Options   Exercise                 at Assumed Annual Rates of
                     Shares Underlying   Granted to All       Price Per   Expiration   Stock Price Appreciation
Executive Officer    Options Granted     Employees in 1999    Share       Date         for Option Term
-----------------    -----------------   ------------------   ---------   ----------   --------------------------
                                                                                              5%           10%
                                                                                              --           ---
Michael J. Scharf       600,000 (1)            70.6            $ 5.875    1/28/09 (2)   $ 2,220,000   $ 5,622,000
Frank Archer            100,000 (1)            11.8            $ 5.875    1/28/09 (2)   $   370,000   $   937,000
Raymond Rozanski        100,000 (1)            11.8            $ 5.875    1/28/09 (2)   $   370,000   $   937,000

(1) On January 28, 1999, Messrs. Michael Scharf, Archer and Rozanski were granted non-qualified stock options to purchase the number of shares of Common Stock set forth opposite their names. Each option is currently exercisable as to 20% of the underlying shares and will become exercisable as to an additional 20% of the underlying shares on each of the second through fifth anniversaries of the date of grant, provided that such Named Executive Officer is then employed by the Company or one of its subsidiaries. Upon the occurrence of a "change in control" of the Company (as defined in the Option Plan), such options will become exercisable in full.

(2) Expires on the earlier of January 28, 2009 and 90 days after the termination of the Named Executive Officer's employment with the Company and its subsidiaries.


STOCK OPTION EXERCISES AND FISCAL YEAR END VALUES

      No stock options were exercised by any of the Named Executive Officers during 1999.

      The following table sets forth, for each Named Executive Officer, the number of shares of Common Stock underlying the total number of stock options held by him at the Company's December 31, 1999 fiscal year end. Based on the closing price for the Common Stock as of such date, none of the stock options granted by the Company to its Named Executive Officers were in-the-money.


                 EXERCISABLE/UNEXERCISABLE STOCK OPTIONS AT
                              FISCAL YEAR END

                                  Number of Shares Underlying
                                Options at 1999 Fiscal Year End
                                -------------------------------
            Name                  Exercisable    Unexercisable
            ----                  -----------    -------------
            Michael J. Scharf       160,000         740,000
            Frank Archer            230,000         120,000
            Raymond Rozanski        230,000         120,000
            Marc J. Segalman         30,000          20,000


PENSION PLAN TABLE

    The following table sets forth estimated annual benefits payable to Michael Scharf upon his retirement from the Company under his Employment Agreement (see "Employment Contracts - Michael Scharf") based upon estimates of his Final Average Pay (as described below) and years of service with the Company.


                             PENSION PLAN TABLE

                              Years of Service
                              ----------------

     Final Average Pay          10             15             20
     -----------------          --             --             --
         $ 500,000          $ 125,000      $ 187,500      $ 250,000
         $ 550,000          $ 137,500      $ 206,250      $ 275,000
         $ 600,000          $ 150,000      $ 225,000      $ 300,000
         $ 650,000          $ 162,500      $ 243,750      $ 325,000
         $ 700,000          $ 175,000      $ 262,500      $ 350,000


     Mr. Scharf's Employment Agreement provides that he will be entitled, commencing on the first day of the month following his termination of employment with the Company, to receive an annual retirement benefit equal in amount to his Final Average Pay, multiplied by the product of his years of service with the Company and 2.5%, with 50% of such annual amount to be paid to his surviving spouse during her lifetime. Final Average Pay is defined in Mr. Scharf's Employment Agreement to mean the highest average of his combined annual salary and bonus over a three-consecutive-year period during the ten-year period immediately preceding the year in which he incurs a termination of his employment with the Company. Accordingly, Mr. Scharf's current Final Average Pay is $586,667. He had 6.67 years of service with the Company as of December 31, 1999. The estimated annual benefits set forth in the Pension Plan Table are computed on a straight-life annuity basis, commencing at normal retirement age, and are not subject to any deduction for social security or other offsetting amounts.

EMPLOYMENT CONTRACTS

Michael Scharf

    The Company and Niagara LaSalle entered into an employment agreement with Michael Scharf dated as of January 1, 1999 (the "Employment Agreement"), providing, among other things, that he will continue to serve as the Chairman, Chief Executive Officer and President of the Company and the Chairman and Chief Executive Officer of Niagara LaSalle for the term of the Employment Agreement. Such term will be for five years, subject to annual one-year extensions commencing on January 1, 2002 unless the Company or Mr. Scharf provides the other with timely notice not to extend. The Employment Agreement provides that Mr. Scharf will be entitled to (i) an annual base salary ("Annual Base Salary") of not less than $480,000; (ii) a performance-based annual incentive bonus subject to the approval of the Company's stockholders (which was approved at the Company's 1999 Annual Meeting of Stockholders); (iii) a supplemental annual retirement benefit ("SERP") equal in amount to Mr. Scharf's Final Average Pay (as defined in the Employment Agreement), multiplied by the product of Mr. Scharf's years of service with the Company and 2.5%, with 50% of such annual amount to be paid to Mr. Scharf's surviving spouse during her lifetime; (iv) annual grants of stock options as determined by the Compensation Committee of the Board of Directors; and (v) medical coverage and specified fringe benefits.

    If Mr. Scharf's employment is terminated by the Company without Cause (as defined in the Employment Agreement) or by Mr. Scharf due to a breach of the Employment Agreement by the Company, the Company will (i) provide Mr. Scharf with a lump sum amount equal to the product of (A) the greater of three and the number of years remaining in the term of the Employment Agreement ("Severance Multiple"), and (B) the sum of Mr. Scharf's then current Annual Base Salary and the greater of Mr. Scharf's three-year average annual bonus and the target bonus for the year of termination; (ii) provide Mr. Scharf with a pro rata bonus for the year of termination; (iii) for the number of years equal to the Severance Multiple, provide Mr. Scharf with additional years of service credit under the SERP, continued life insurance benefits and continued exercisability of stock options; and (iv) cause all of Mr. Scharf's outstanding equity awards to vest. Mr. Scharf would also receive a gross-up payment for any excise tax payable under
Section 4999 of the Internal Revenue Code of 1986, as amended.

Frank Archer and Raymond Rozanski

    The Company and Niagara LaSalle entered into employment agreements with each of Frank Archer and Raymond Rozanski (each, an "Executive") dated August 16, 1995 (the "Archer/Rozanski Agreements"), providing, among other things, that they will continue to serve as President and Executive Vice President, respectively, of Niagara LaSalle for a period of five years. The Archer/Rozanski Agreements provide that each Executive will be entitled to
(i) an annual base salary of not less than $175,000 adjusted for increases in the consumer price index (which amount has subsequently been increased to $225,000); (ii) cash bonuses determined by the Compensation Committee of the Company's Board of Directors; (iii) options to purchase 200,000 shares of Common Stock ("Options"); (iv) medical, dental and life insurance coverage; and (v) certain specified fringe benefits.

    If the Executive's employment is terminated by the Company other than for incapacity or certain specified acts (i) the Executive would receive his annual base salary through the end of the five-year term (the "Employment Period"); (ii) subject to continued compliance with certain confidentiality and non-competition obligations, the Executive would receive one-half of his annual base salary (as then in effect) payable over the one-year period following expiration of the Employment Period; (iii) the Executive would continue to receive medical, dental and life insurance coverage, subject to the terms of the applicable plans, through the end of the Employment Period; and (iv) all Options would immediately vest and become exercisable for a period of one year.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

    The Compensation Committee of the Board of Directors (the "Compensation Committee"), formed in August 1995, is comprised of Messrs. Cohn (Chairman) and Tansill, each of whom is an independent outside director and a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act. There are no "interlocks" as defined by the SEC with respect to any director who serves or for any part of 1999 served as a member of the Compensation Committee.

General

    The Compensation Committee is responsible for determining the compensation of the Company's executive officers and for administering the Option Plan and the Company's Employee Stock Purchase Plan. The Compensation Committee reviews and develops compensation policies and programs designed to enhance the Company's long-term profitability by attracting, motivating and retaining high-quality executives and aligning their individual interests with the long-term interests of the Company and its stockholders.

    Currently, the Compensation Committee's objectives are implemented through three components -- base salary, annual bonus and periodic stock option awards. In considering and determining these components, the Compensation Committee, among other things, reviews the Company's current and historical performance, evaluates the executive's contributions and performance for the relevant compensation period and receives the recommendations of the Chief Executive Officer. The Compensation Committee also takes into account the salary and bonus provisions in existing employment agreements with certain of the Company's executives. In making compensation decisions, the Compensation Committee exercises its discretion and judgment based on the foregoing and other criteria, without applying a specific formula to determine the weight of each factor considered.

Compensation of the Chief Executive Officer

    The Company and Niagara LaSalle entered into an Employment Agreement with Michael Scharf dated as of January 1, 1999, providing, among other things, that Mr. Scharf will continue to serve as the Chairman, Chief Executive Officer and President of the Company and the Chairman and Chief Executive Officer of Niagara LaSalle for a term of five years, subject to extension (see "Employment Contracts -- Michael Scharf"). The Employment Agreement provides that the Company will pay Mr. Scharf an Annual Base Salary of not less than $480,000, subject to increase by the Board of Directors if warranted by the Company's growth during the period. The Compensation Committee, reflecting Mr. Scharf's own recommendation, did not recommend to the full Board an increase in Mr. Scharf's Annual Base Salary, notwithstanding the acquisition by a subsidiary of the Company of eight U.K. steel bar businesses during May 1999.

    The Employment Agreement also provides that Mr. Scharf is entitled to an annual incentive bonus based upon the Company achieving a performance goal (based on the Company's earnings before interest, taxes, depreciation and amortization) preapproved by the Compensation Committee for such year. The performance goal for 1999 was determined following discussions among members of the Compensation Committee and other directors of the Company, and in consultation with Mr. Scharf. Because the Company did not achieve the preestablished performance goal for 1999, no incentive bonus was paid to Mr. Scharf for the year. In addition, in view of the Company's performance for 1999 (reflecting unsettled conditions in the cold finished bar industry as a whole for the year), the Compensation Committee, on the recommendations of Messrs. Michael Scharf and Archer, determined not to award any performance bonuses to any other Named Executive Officer for 1999.

    In conjunction with negotiating the Employment Agreement (which secured Mr. Scharf's continued services for five years), and to further the goals of retaining and incentivizing Mr. Scharf, the Compensation Committee determined on January 28, 1999 to grant Mr. Scharf a non-qualified stock option to purchase an aggregate of 600,000 shares of Common Stock at $5.875 per share. See "Stock Option Grants." In making the determination to grant Mr. Scharf such option, the Compensation Committee also considered (i) Mr. Scharf's long-term contributions to the Company and, in particular, his successful shepherding of the Company through three acquisitions as of such grant date, (ii) the results of operations for the Company and its subsidiaries for 1998, (iii) Mr. Scharf's significant efforts to improve operations and efficiency and reduce costs at the Company's operating subsidiaries, (iv) Mr. Scharf's successful shepherding of the Company through the 1998 strike at the Company's Hammond, Indiana facility and (v) that the five-year vesting schedule would serve to further align Mr. Scharf's interests with the long-term interests of the Company and its stockholders.

Tax Considerations

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") disallows tax deductions by a public company of compensation in excess of $1 million paid to its chief executive officer and four remaining most highly compensated executive officers in a taxable year. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other things, the compensation is payable only upon attainment of preestablished, objective performance goals under a plan approved by the Company's stockholders. Compensation attributable to the Option Plan has been designed to be, and should qualify as, "performance-based" under Section 162(m) of the Code. In addition, Mr. Scharf's performance-based bonuses payable in future years under his Employment Agreement with the Company are intended to so qualify as performance-based compensation. The Compensation Committee will continue to monitor the compensation levels potentially payable under the Company's compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with the Company's compensation philosophy and the Company's strategic goals and best interests.


                           COMPENSATION COMMITTEE

                           Gerald L. Cohn, Chairman
                           Douglas T. Tansill


STOCK PRICE PERFORMANCE COMPARISON

    The following graph compares cumulative total return of shares of Common Stock with the cumulative total return of (i) the Standard & Poor's 600 Smallcap index (the "S&P 600 Smallcap Index") and (ii) an industry peer group index comprised of five other publicly-traded steel companies (the "Steel Index"). The graph assumes $100 was invested on December 31, 1994 in shares of Common Stock, stocks comprising the S&P 600 Smallcap Index and the Steel Index, and the reinvestment of all dividends, and shows the percentage change from such date.

    The companies comprising the Steel Index are publicly-traded steel companies that produce, process and/or distribute steel bars. The companies comprising the Steel Index are: A.M. Castle & Co., Bayou Steel Corporation, Birmingham Steel Corporation, Nucor Corporation and Quanex Corporation.


                   COMPARATIVE STOCK PRICE PERFORMANCE (1)

                                       S&P 600
                          NIAGARA      SMALLCAP
              DATE      CORPORATION     INDEX       STEEL INDEX
              ----      -----------    --------     -----------
             Jan-95        0.000         0.000          0.000
             Feb-95       (4.375)        4.010          7.527
             Mar-95       (0.625)        6.016          4.872
             Apr-95        0.000         8.301         (1.212)
             May-95        0.781         9.864         (1.061)
             Jun-95        5.000        15.804          8.083
             Jul-95        5.000        24.580         10.183
             Aug-95       20.000        27.145          7.123
             Sep-95       25.000        30.293         (1.512)
             Oct-95        5.000        23.782         (1.039)
             Nov-95        1.250        28.547          0.094
             Dec-95      (10.000)       30.552          8.776
             Jan-96       (6.250)       30.757         10.681
             Feb-96       13.750        34.897          7.311
             Mar-96       (5.000)       37.667         14.066
             Apr-96        2.500        45.483         15.751
             May-96       17.500        50.507         16.975
             Jun-96       12.500        44.491          9.238
             Jul-96       12.500        34.455         (3.811)
             Aug-96      (12.500)       42.615          1.559
             Sep-96        2.500        48.749          8.314
             Oct-96      (10.000)       47.607          4.734
             Nov-96      (15.000)       55.142         10.797
             Dec-96      (12.500)       56.835         10.162
             Jan-97       15.000        59.336         12.702
             Feb-97       13.750        55.918          7.910
             Mar-97        5.000        47.790         (0.115)
             Apr-97       12.500        49.504          0.924
             May-97       22.500        66.915         17.552
             Jun-97       17.500        74.159         18.533
             Jul-97       42.500        85.015         27.656
             Aug-97       62.500        89.532         31.640
             Sep-97       97.500       101.930         25.520
             Oct-97       80.000        93.122         14.492
             Nov-97       85.000        91.580         12.760
             Dec-97       97.500        95.300          9.411
             Jan-98       80.000        91.397         11.201
             Feb-98       91.250       108.689         22.460
             Mar-98       76.250       116.516         20.843
             Apr-98       98.750       117.691         26.270
             May-98       93.750       106.026         15.935
             Jun-98       77.500       106.490          8.256
             Jul-98       80.000        90.589         (2.656)
             Aug-98       20.000        53.719        (20.497)
             Sep-98       35.000        62.969        (19.342)
             Oct-98       39.375        70.418        (17.321)
             Nov-98       36.250        79.862        (17.898)
             Dec-98       16.250        91.203        (17.667)
             Jan-99       17.500        88.724        (15.127)
             Feb-99       50.000        71.561        (23.037)
             Mar-99       25.000        73.642        (27.136)
             Apr-99       45.000        85.015          0.808
             May-99       43.750        89.360         (7.390)
             Jun-99       13.750       100.000         (6.755)
             Jul-99       10.625        98.146         (5.831)
             Aug-99        0.000        89.273         (9.296)
             Sep-99      (10.000)       89.953        (10.508)
             Oct-99      (12.500)       89.381        (10.912)
             Nov-99       (7.500)       97.251        (13.395)
             Dec-99      (15.000)      113.228         (6.351)

(1) The comparisons in the performance graph are set forth in response to disclosure requirements of the SEC and are not intended to forecast or be indicative of future performance of the shares of the Common Stock (or of any of the indices or companies comprising them).


      The shares of Common Stock are traded on the Nasdaq National Market. Until October 15, 1995, such stock was quoted on the OTC Bulletin Board, a National Association of Securities Dealers, Inc. sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq system. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.


             PROPOSAL 2: APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Board of Directors, on the recommendation of members of the Audit Committee, has appointed BDO Seidman LLP ("BDO Seidman") as independent accountants for 2000, subject to ratification and approval by the Company's stockholders. BDO Seidman has served as the Company's independent accountants since the Company's inception. The Board recommends that stockholders ratify and approve their appointment. A representative of BDO Seidman is expected to attend the Annual Meeting and will have an opportunity to make a statement, if he desires to do so, and to respond to questions from the Company's stockholders.

      The affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify and approve the appointment of BDO Seidman as independent accountants for 2000. Unless a contrary instruction is indicated, a properly executed and returned proxy will be voted "FOR" appointment of BDO Seidman as independent accountants for 2000. A failure to vote shares, either by abstention or broker non-vote, will have the same effect as a vote against this proposal.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPOINTMENT OF BDO SEIDMAN AS INDEPENDENT ACCOUNTANTS FOR 2000.


                          SOLICITATION OF PROXIES

      The costs of soliciting proxies for the Annual Meeting will be paid by the Company. In addition to the mailing of proxy materials, such solicitation may be made in person or by telephone, facsimile or telegram by directors and executive officers of the Company, who will receive no additional compensation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.


                           STOCKHOLDER PROPOSALS

      Proposals which stockholders of the Company intend to present at next year's annual meeting of stockholders must be received, in order to be included in the Company's proxy statement and form of proxy prepared in connection with such meeting, by the Secretary of the Company, at the Company's executive offices located at 667 Madison Avenue, New York, New York 10021, not later than the close of business on January 16, 2001.

      Pursuant to Rule 14a-4 under the Exchange Act, stockholders of the Company are advised that, in connection with the Company's annual meeting of stockholders to be held in 2001, proxies solicited on behalf of the Board of Directors may confer on the persons named as proxies therein discretionary authority to vote on any stockholder proposal presented at such meeting that has not been submitted in writing to Niagara Corporation (to the attention of the Secretary), 667 Madison Avenue, New York, New York 10021, on or prior to April 1, 2001.


                           ADDITIONAL INFORMATION

      The Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Commission, is enclosed with this proxy statement (without exhibits or schedules), but is not to be regarded as proxy soliciting materials. The Company will provide without charge to each stockholder, upon written request, copies of the exhibits and schedules to such Form 10-K. Stockholders should address such written requests to:
Niagara Corporation, Attention: Secretary, 667 Madison Avenue, New York, New York 10021.


                                    By Order of the Board of Directors,

                                    GILBERT D. SCHARF
                                    Secretary


New York, New York
May 15, 2000



                            NIAGARA CORPORATION

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
     FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2000

      The undersigned hereby appoints Michael J. Scharf and Gilbert D. Scharf as Proxies, each with the power to appoint such stockholder's substitute, and hereby authorizes them, or either one of them, to represent and to vote, as designated below, all of the shares of Common Stock of Niagara Corporation (the "Company"), held of record by the undersigned on May 5, 2000, at the Annual Meeting of Stockholders to be held on Tuesday, June 13, 2000 at 10:00 a.m. local time and any and all adjournments or postponements thereof.

      1. Proposal 1 - Election of Directors-Nominees are: Michael J. Scharf, Gilbert D. Scharf, Frank Archer, Gerald L. Cohn, Andrew R. Heyer and Douglas T. Tansill.

          |_| FOR ALL NOMINEES     |_| WITHHOLD AUTHORITY to vote for all
                                       Nominees
          (INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

      2. Proposal 2 - Appointment of BDO Seidman LLP as independent accountants for 2000.

                 |_| FOR      |_| AGAINST      |_| ABSTAIN

      3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.

      WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 and 2.


                                  Please sign exactly as your name appears herein. If shares are held by joint tenants, both must sign. When signing as an attorney, executor, administrator, trustee, or guardian, give your full title as such. If shares are held by a corporation, the corporation's president or other authorized officer must sign using the corporation's full name. If shares are held by a partnership, an authorized person must sign using the partnership's full name.

                                  Dated:  _______________,2000


                                  ______________________________________
                                                  Signature


                                  ______________________________________
                                         Signature if held jointly


                                  PLEASE MARK, DATE, SIGN, AND RETURN THIS
                                  PROXY PROMPTLY USING THE ENCLOSED
                                  SELF-ADDRESSED STAMPED ENVELOPE.